EXHIBIT 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-8 of 180 Connect Inc. for the registration of 2,167,999 shares of its common stock of our report dated May 23, 2007, on our audits of the financial statements of Ad.Venture Partners, Inc. as of March 31, 2007 and 2006, and for the year ended March 31, 2007 and for the period from April 7, 2005 through March 31, 2006, included in the Annual Report on Form 10-K of Ad.Venture Partners, Inc. for the year ended March 31, 2007.

/s/ Eisner LLP

New York, New York
November 30, 2007